EXHIBIT 18.1






Chesapeake Corporation
1021 East Cary Street
P. O. Box 2350
Richmond, Virginia 23218-2350

Gentlemen:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in accounting from the average cost method to the last-in, first-out ("LIFO") method for the valuation of inventories at the Company's subsidiary, Wisconsin Tissue Mills Inc., and for the finished goods and work-in-process at the Company's subsidiary, Chesapeake Packaging Co., contained in the Company's Form 10-K for the year ended December 31, 1994. Based on our reading of the data and discussions with Company officials of the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment and business planning, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.








Richmond, Virginia
February 28, 1995